SELLERS & ANDERSEN, L.L.C.	 		684 East Vine St, #3
Certified Public Accountants and 		Murray, Utah 84107
Business Consultants
						Telephone 801-268-2632




April 19, 2004


United States Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C.  20549

To Whom It May Concern:

This letter is submitted with specific reference to Item 23 of Form
SB-2A dated April 19, 2004 of Northwest Passage Ventures, Ltd. (the Company). We have read the subject Item 23, and have the following comments:

We agree with the following statements:

  	On February 3, 2004, Sellers & Andersen, LLC, was dismissed as the principal independent accountant for the Company and Madsen & Associates, CPAs Inc., was appointed as the principal independent accountant for the Company.

  	On February 3, 2004, the Board of Directors of the Company unanimously approved a resolution dismissing the services of Sellers & Andersen, LLC, and appointing Madsen & Associates, CPAs Inc., as its new principal independent accountant.

  	Since the date of inception of the Company, the reports on the Companys financial statements rendered by Sellers & Andersen, LLC, did not contain any adverse opinion or disclaimer of opinion, nor were these reports modified as to uncertainty, audit scope, or accounting principles.

  	Since the date of inception of the Company, there were not any disagreements between the Company and Sellers & Andersen, LLC, on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

We are not in a position to agree or disagree with the following statements:

  	Since the date of the Companys inception, on August 22, 2003, up to and including February 3, 2004, the Company did not consult with Madsen & Associates, CPAs Inc. regarding the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered on the Companys financial statements.



/s/Sellers & Andersen, L.L.C.